EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                          For further information contact:
                                          Donald A. Williams, Chairman & CEO
                                          Michael J. Janosco Jr., CFO
                                          413-568-1911

Westfield Financial, Inc. Reports Results for the Quarter and Year Ended December 31, 2005

Westfield, Massachusetts, January 25, 2006: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $1.7 million or $0.18 per diluted share for the quarter ended December 31, 2005, compared to net income of $1.5 million or $0.16 per diluted share for the same period in 2004.

Net income for the year ended December 31, 2005 was $6.2 million, or $0.64 per diluted share, compared to $6.3 million, or $0.64 per diluted share for the year ended December 31, 2004. The 2004 results included net gains from the sale of securities of $877,000 for the year ended December 31, 2004. This was primarily the result of the Company selling its common stock portfolio in 2004. Net gains from sales of securities for the year ended December 31, 2005 were $19,000.

Commercial real estate loans and commercial and industrial loans increased $30.5 million to $269.6 million at December 31, 2005 from $239.1 million at December 31, 2004. James C. Hagan, President and COO noted, "Our strategy has been and continues to be a focus on fully banking local commercial customers. Our performance this year reflects that effort." Donald A. Williams, CEO and Chairman of the Board stated, "As a local community bank we continue to build quality business relationships and our results underscore that commitment." Mr. Williams also stated, "On January 24, 2006 the Board of Directors declared a regular cash dividend of $0.15 per share, payable on February 23, 2006 to all shareholders of record on February 9, 2006.

Net interest and dividend income for the year and three months ended December 31, 2005 was $23.7 million and $5.9 million, respectively, compared with $23.5 million and $6.1 million for the year and three months ended December 31, 2004. Net interest margin for the year and three months ended December 31, 2005 was 3.13% and 3.09%, respectively, compared with 3.13% and 3.20% for the same periods in 2004.

The provision for loan losses for the year end and three months ended December 31, 2005 was $465,000 and $100,000, respectively, compared with $750,000 and $275,000 for the same periods in 2004.


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Noninterest income for the year and three months ended December 31, 2005 was
$3.4 million and $898,000, respectively, compared to $3.0 million and $767,000 for the year and three months ended December 31, 2004. Net checking account processing fee income was $1.8 million and $494,000 for the year and three months ended December 31, 2005 as compared to $1.7 million and $421,000 for the same periods in 2004. Income from Bank Owned Life Insurance ("BOLI") was $758,000 and $205,000 for the year and three months ended December 31, 2005, compared to $741,000 and $188,000 for the same periods in 2004. The increase in income from BOLI was primarily due to rising interest rates.

Noninterest expense for the year and three months ended December 31, 2005 was $18.5 million and $4.5 million, respectively, compared to $17.8 million and $4.5 million respectively, for the same periods in 2004. Salaries and benefits increased $402,000 for the year ended December 31, 2005 as compared to the same period in 2004. This was primarily the result of normal increases in salaries and health care costs along with an increase in stock based benefit plan expenses.

Total assets increased $8.2 million to $805.1 million at December 31, 2005 from $796.9 million at December 31, 2004. Net loans during this period increased by $10.2 million, or 2.8%, to $378.8 million at December 31, 2005 from $368.6 million at December 31, 2004. Securities increased $20.0 million, or 6.0%, to $354.9 million at December 31, 2005 from $334.9 million at December 31, 2004.

Total deposits showed an increase of $10.4 million to $623.0 million at December 31, 2005. Federal Home Loan Bank borrowings totaled $45.0 million at both December 31, 2005 and December 31, 2004. Customer repurchase agreements were $14.4 million at December, 2005 and $14.6 million at December 31, 2004.

Stockholders' equity at December 31, 2005 and December 31, 2004 was $115.8 million and $118.1 million, respectively, which represented 14.4% and 14.8% of total assets. The change is comprised of net income of $6.2 million for the year ended December 31, 2005, the net repurchase of 199,755 shares of common stock for $4.9 million, and the declaration by the Board of Directors of four quarterly and two special dividends aggregating $3.6 million.

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

This press release contains certain forward-looking statements. These forward-looking statements are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements may be subject to significant known and unknown risks uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
        Selected Consolidated Statement of Operations and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)



                                        Three Months Ended            Year Ended
                                            December 31,              December 31,

                                         2005         2004         2005         2004
                                         ----         ----         ----         ----

Interest and dividend income         $    9,750   $    8,858   $   37,306   $   34,428
Interest expense                          3,803        2,790       13,597       10,913

Net interest and dividend income          5,947        6,068       23,709       23,515
Provision for loan losses                   100          275          465          750

Net interest and dividend income
  after provision for loan losses         5,847        5,793       23,244       22,765
Net gains on sales on securities
  available for sale                          -           10           19          877
Noninterest income                          898          767        3,353        3,019
Noninterest expense                       4,466        4,527       18,464       17,776

Income before income taxes                2,279        2,043        8,152        8,885
Income taxes                                578          514        1,933        2,562
Net income                           $    1,701   $    1,529   $    6,219   $    6,323


Basic earnings per share             $     0.18   $     0.16   $     0.66   $     0.65

Average shares outstanding            9,396,396    9,493,478    9,467,340    9,705,856

Diluted earnings per share           $     0.18   $     0.16   $     0.64   $     0.64

Diluted average shares outstanding    9,571,079    9,718,667    9,698,130    9,929,516

Other Data:

Return on Average Assets (1)               0.83%        0.76%        0.77%        0.79%

Return on Average Equity (1)               5.81%        5.19%        5.27%        5.24%

Net Interest Margin                        3.09%        3.20%        3.13%        3.13%


<F1> Three month results have been annualized.


                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
             Selected Consolidated Balance Sheet and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)



                                                         December 31,   December 31,
                                                             2005          2004
                                                             ----          ----

Total assets                                               $805,095      $796,903
Securities held to maturity                                 225,450       246,600
Securities available for sale                               129,459        88,284
Stock in Federal Home Loan Bank of Boston
  and other stock                                             4,237         4,237
Loans                                                       384,259       373,878
Allowance for loan losses                                     5,422         5,277
                                                           --------      --------
Net loans                                                   378,837       368,601

Total deposits                                              623,045       612,621

Federal Home Loan Bank Advances                              45,000        45,000

Stockholders' equity                                        115,842       118,051

Book value per share                                          12.37         12.43

Other Data:

Nonperforming loans                                        $  1,919      $  2,171

Nonperforming loans as a percentage of total assets            0.24%         0.27%

Nonperforming loans as a percentage of total loans             0.50%         0.58%

Allowance for loan losses as a percentage of
  nonperforming loans                                           283%          243%
Allowance for loan losses as a percentage of total loans       1.41%         1.41%




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